Exhibit 99.1

ATS Corporation Announces Financial Results for the 2011 Fourth Quarter & Full Year (Unaudited)

Highlights - Fourth Quarter

•	Revenue of $21.9 million
•	EBITDA (1) of $3.3 million and Adjusted EBITDA (2) of $3.6 million
•	Operating income of $2.6 million and net income of $1.6 million
•	Fully diluted EPS of $0.07
•	Backlog of $276.9 million
•	Total debt of $2.0 million as of December 31, 2011
•	DSO of 63 days as of December 31, 2011

MCLEAN, VA -- (PRNEWSWIRE) – February 21, 2012 -- ATS Corporation ("ATSC" or the “Company”) (NYSE AMEX: ATSC), a leading information technology company that delivers innovative technology solutions to government and commercial organizations, today announced unaudited operating results for the fourth quarter and fiscal year ended December 31, 2011.

Fourth Quarter Results

ATSC reported revenue of $21.9 million for the fourth quarter of 2011. Revenue for the fourth quarter decreased by 21% from fourth quarter revenue of $27.7 million in fiscal year 2010.

Operating income for the fourth quarter of 2011 was $2.6 million and net income for the quarter was $1.6 million, or $0.07 per diluted share, compared to operating income of $3.5 million and net income of $2.2 million, or $0.10 per diluted share for the fourth quarter of 2010. EBITDA (1) was $3.3 million and adjusted EBITDA (2) was $3.6 million for the fourth quarter of 2011 resulting in an EBITDA margin of 14.9%, and 16.3%, respectively, compared to EBITDA (1) of $4.1 million for the fourth quarter of 2010, resulting in an EBITDA margin of 14.9% for the fourth quarter of 2010.

Backlog as of December 31, 2011 was approximately $276.9 million, of which $25.7 million was funded, up 17.3% from $236.1 million as of December 31, 2010. Days sales outstanding (“DSO”) were 63 at the end of the fourth quarter of fiscal year 2011.

As of December 31, 2011, ATSC’s balance sheet included debt of $2.0 million on its revolving credit facility and $63.8 million in stockholders’ equity.

Unaudited Full Fiscal Year 2011 Results

ATSC reported revenue of $91.4 million for the fiscal year ended December 31, 2011. Revenue for the year decreased $25.3 million, or by 21.7% from revenue of $116.7 million for fiscal year 2010. Revenue from Fannie Mae, a government sponsored enterprise, decreased by $7.7 million to $7.7 million, or by 50%. Revenue from commercial contracts decreased by $2.9 million to $9.4 million, or 23.6%. Revenue from civilian and defense contracts decreased by $14.6 million to $74.3 million, or 16.5%.

Operating income for 2011 was $7.5 million and net income for the year was $4.5 million, or $0.19 per diluted share, compared to operating income of $10.5 million and net income of $7.1 million, or $0.31 per diluted share in 2010.

EBITDA (1) was $10.0 million and adjusted EBITDA (2) was $11.9 million for 2011 resulting in an EBITDA margin of 10.9% and 13.0%, respectively, compared to EBITDA (1) of $14.5 million and adjusted EBITDA (2) of $13.1 million for 2010, resulting in an adjusted EBITDA margin of 11.3% for 2010. 2010 EBITDA (1) and net income for the year were favorably impacted by $1.3 million of other income associated with the resolution of indemnification claims from prior ATS acquisitions.

New Booking Highlights and Management Comments

2011 net new bookings totaled approximately $132 million, representing a book to bill ratio of 1.4x for the full year. The most significant new awards received during the year included:

•	a $45.7 million five-year award with the Department of Housing and Urban Development (“HUD”) for the continuation of the Company’s application systems support for HUD’s Single Family Computerized Homes Underwriting Management System (“CHUMS”) and FHA Connection;
•	a $33.7 million, five-year contract with HUD, representing the continuation of the Company’s application systems support for three distinct HUD Single Family Premium Collections and Refund systems;
•	a new single award Indefinite Delivery, Indefinite Quantity (“IDIQ”) contract with a $30 million ceiling over a multiple year term, initially exercised at $20.4 million, with the Pension Benefit Guaranty Corporation (“PBGC”) for the continuation of the Company’s software development, maintenance, and operational services in managing the Benefit Management Applications suite of solutions; and
•	a $4.8 million, three-year task order in support of the U.S. Army Intelligence and Security Command (“INSCOM”) in its efforts to recruit highly qualified cyber security professionals.

ATSC Co-Chief Executive Officer and Chief Financial Officer Pamela Little commented, “2011 was a challenging year for the Company’s top line and, as result, our financial performance did not meet our expectations. Our federal business decline was driven by the increasingly difficult Federal budget environment that delayed awards on a number of new contracts we are pursuing and postponed development funding or reduced the initial scope on several sizeable recompetes we won this year. Our business with Fannie Mae also declined by nearly 50% over 2010 revenue due to delayed project starts and a resulting decrease in staffing levels. We were, however, pleased to see revenue in our fourth quarter increase over the third quarter as we began receiving increased funding for development work on the recompetes earlier mentioned. We also continued to manage our business to deliver above industry average EBITDA margins and maintain strong DSO performance over the year, and as a result paid down our debt by over 86%, leaving a balance of $2 million at December 31, 2011.”

ATSC Co-Chief Executive Officer John Hassoun further commented on the Company’s operations, “We continued to maintain our strong federal business recompete track-record in 2011, securing a number of our key programs for another five years and bringing an end to a series of major recompetes successfully defended over the last 18 months. To build on this solid, multi-year foundation of business, we are now fully focusing our business development efforts on new pursuits and remain optimistic in new awards from a number of outstanding bids in our pipeline. Regarding our other business areas, we believe our commercial and Fannie Mae businesses have stabilized as we enter 2012.”

About ATS Corporation

ATSC is a leading provider of software and systems development, systems integration, infrastructure management and outsourcing, information sharing, and consulting to the Department of Defense, federal civilian agencies, public safety and national security customers, as well as commercial enterprises.  Headquartered in McLean, Virginia, the Company has more than 400 employees.

Additional information about ATSC may be found at www.atsc.com.

Forward-looking Statements

Any statements in this press release about future expectations, plans, and prospects for ATSC, including statements about the estimated value of the contract and work to be performed, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: our dependence on our contracts with federal government agencies for the majority of our revenue, our dependence on our GSA schedule contracts and our position as a prime contractor on government-wide acquisition contracts to grow our business, and other factors discussed in our latest annual report on Form 10-K filed with the Securities and Exchange Commission on February 17, 2011. In addition, the forward-looking statements included in this press release represent our views as of February 21, 2012. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to February 21, 2012.

(1)	EBITDA is a non-GAAP measure that is defined as GAAP net income plus other expense, interest expense, income taxes, and depreciation and amortization. We have provided EBITDA because we believe it is a commonly used measure of financial performance in comparable companies and is provided to help investors evaluate companies on a consistent basis, as well as to enhance an understanding of our operating results. EBITDA is not a recognized term under U.S. GAAP and does not purport to be an alternative to net income as a measure of operating performance or the cash flows from operating activities as a measure of liquidity. Please refer to the table at the bottom of the statement of operations in this release that reconciles GAAP net income to EBITDA.

(2)	Adjusted EBITDA is defined as EBITDA adjusted (i) in 2010 for one-time other income associated with the adjustment of seller notes and the release of escrow from a previous acquisition not expected to be reflected in the ongoing performance of ATSC and (ii) in 2011 for expenses related to severance, the Company’s strategic evaluation, and a contract settlement reserve, none of which is expected to be reflected in the ongoing performance of ATSC. Adjusted EBITDA is not a recognized term under U.S. GAAP and does not purport to be an alternative to net income as a measure of operating performance or the cash flows from operating activities as a measure of liquidity. Please refer to the table in the financial statements that reconciles GAAP net income to adjusted EBITDA.

ATS Corporation

Consolidated Statement of Operations

	ATS Corporation
	Three Months Ended December 31,		Year Ended, December 31,
	2011 (unaudited)	2010 (unaudited)	2011 (unaudited)	2010 (audited)
Revenue	$21,896,014	$27,661,304	$91,407,160	$116,666,234
Operating costs and expenses:
Direct costs	15,143,050	18,733,270	63,856,697	81,059,072
Selling, general and administrative expenses	3,497,046	4,806,071	17,543,556	22,604,892
Depreciation and amortization	620,322	636,528	2,518,543	2,540,210
Total operating costs and expenses	19,260,418	24,175,873	83,918,796	106,204,174
Operating income	2,635,597	3,485,431	7,488,364	10,462,060
Other (expense) income:
Interest expense, net	(40,626)	(87,926)	(233,146)	(1,157,477)
Other income	—	—	—	(1,463,332)
Income before income taxes	2,594,971	3,397,505	7,255,218	10,767,915
Income tax expense	982,451	1,202,939	2,790,482	3,666,741
Net Income	$1,612,520	$2,194,566	$4,464,736	$7,101,174

Weighted average number of shares outstanding
- basic	22,973,944	22,590,930	22,896,923	22,535,493
- dilutive	23,176,435	22,571,169	23,131,409	22,690,774
Basic net income per share	$0.07	$0.10	$0.19	$0.32
Diluted net income per share	$0.07	$0.10	$0.19	$0.31

Reconciliation of GAAP Net Income to EBITDA (1) and Adjusted EBITDA (2)

	ATS Corporation
	Three Months Ended December 31,		Year Ended, December 31,
	2011	2010	2011	2010
Net Income	$1,612,520	$2,194,566	$4,464,736	$7,101,174
Adjustments:
Depreciation and amortization	620,322	636,528	2,518,543	2,540,210
Interest	40,626	87,926	233,146	1,157,477
Taxes	982,451	1,202,939	2,790,482	3,666,741
EBITDA (1)	3,255,919	4,121,959	10,006,907	14,465,602

Severance	—	—	1,072,414	—
Contract Settlement Reserve	22,842		361,961
Strategic Expenses	282,941		456,976
Net Settlements	—	—	—	(1,322,776)

Adjusted EBITDA (2)	3,561,702	4,121,959	11,898,258	13,142,826

ATS Corporation

Consolidated Balance Sheets

	Year Ended December 31,
	2011 (unaudited)	2010 (audited)
ASSETS
Current assets:
Cash and cash equivalents	$189,517	$65,993
Accounts receivable, net	14,390,317	21,219,602
Prepaid expenses and other current assets	548,475	696,174
Income tax receivable, net	—	61,477
Restricted cash	1,328,533	1,327,245
Other current assets	7,596	25,491
Deferred income taxes, current	841,228	698,521
Total current assets	17,305,666	24,094,503
Property and equipment, net	2,219,731	2,714,164
Goodwill	55,370,011	55,370,011
Intangible assets, net	2,118,143	4,110,470
Other assets	133,314	133,314
Deferred income taxes	1,596,078	1,407,545
Total assets	$78,742,943	$87,830,007
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of debt	$—	$—
Capital leases – current portion	81,389	79,572
Accounts payable	4,511,774	4,457,781
Other accrued expenses and current liabilities	1,305,143	2,381,941
Accrued salaries and related taxes	2,340,120	2,917,294
Accrued vacation	1,642,470	1,968,226
Income taxes payable, net	121,397	—
Deferred revenue	314,584	513,653
Deferred rent – current portion	320,498	320,498
Total current liabilities	10,637,375	12,638,965
Long-term debt – net of current portion	2,000,000	14,400,000
Capital leases – net of current portion	62,259	143,648
Deferred rent – net of current portion	2,232,344	2,465,962
Other long-term liabilities	—	—
Total liabilities	14,931,978	29,648,575
Commitments and contingencies	—	—
Shareholders’ equity:
Preferred stock $.0001 par value, 1,000,000 shares authorized, and no shares issued and outstanding	—	—
Common stock $0.0001 par value, 100,000,000 shares authorized, 31,561,486 and 31,235,696 shares issued, respectively	3,190	3,156
Additional paid-in capital	133,968,602	132,803,839
Treasury stock, at cost, 8,897,893 and 8,745,893 shares, respectively	(31,663,758)	(31,663,758)
Accumulated deficit	(38,497,069)	(42,961,805)
Other comprehensive loss	—	—
Total shareholders’ equity	63,810,965	58,181,432
Total liabilities and shareholders’ equity	$78,742,943	$87,830,007

ATS Corporation

Consolidated Statement of Cash Flows

	Year Ended December 31,
	2011 (unaudited)	2010 (audited)
Cash flows from operating activities
Net income	$4,464,735	$7,101,174

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,518,543	2,540,210
Employee stock-based compensation	774,956	748,409
Directors’ fees paid in equity	—	103,098
Deferred income taxes	(304,003)	1,237,633
Deferred rent	(233,618)	(192,093)
Gain on disposal of equipment	—	(8,722)
Reduction in notes payable from acquisition	—	(495,000)
Provision for bad debt	(109,700)	974,203
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	6,938,985	303,639
Prepaid expenses and other current assets	147,699	(70,943)
Restricted cash	(1,288)	(2,735)
Other assets	17,895	34,026
Accounts payable	85,776	(296,021)
Other accrued expenses and accrued liabilities	(1,076,798)	(2,576,840)
Accrued salaries and related taxes	(577,174)	(1,624,215)
Accrued vacation	(325,756)	(291,312)
Income taxes payable and receivable, net	212,853	161,463
Other current liabilities	(199,069)	(878,804)
Other long-term liabilities	—	(5,795)
Net cash provided by operating activities	$12,334,036	$6,407,355
Cash flows from investing activities
Purchase of property and equipment	(31,783)	(9,074)
Proceeds from release of escrows	—	—
Proceeds from disposals of equipment	—	10,000
Net cash (used in) provided by investing activities	$(31,783)	$926

Cash flows from financing activities
Borrowings on line of credit	46,996,675	69,814,288
Payments on line of credit	(59,396,675)	(74,102,523)
Payments on notes payable	—	(2,007,900)
Payments on capital leases	(111,355)	(19,614)
Proceeds from exercise of stock options	139,163	19,588
Proceeds from stock issued pursuant to Employee Stock Purchase Plan	193,463	230,288
Payments to repurchase treasury stock	—	(454,640)
Net cash used in financing activities	$(12,178,729)	$(6,520,513)

Net increase (decrease) of cash	$123,524	$(112,232)

Cash and cash equivalents, beginning of period	65,993	178,225
Cash and cash equivalents, end of period	$189,517	$65,993

Supplemental disclosures:
Cash paid or received during the period for:
Income taxes paid	$2,888,024	$2,289,228
Income tax refunds	$45,585	$23,977
Interest paid	$271,764	$1,972,402
Interest received	$11,759	$305,461

Non-cash investing activities:
Equipment financed under capital leases	$—	$242,834

Company Contact:

Joann O’Connell

Vice President, Investor Relations

ATS Corporation

(571) 766-2400